CL&P LOGO	The Connecticut Light and Power Company P.O. Box 270 Hartford, CT 06141-0270 (860) 947-2000 www.cl-p.com

Exhibit 99.1

News Release

CONTACT:	Frank J. Poirot
Office:	860-665-3409
After Hours:	800-286-2000

CL&P Energizes New Bethel-to-Norwalk Transmission Line as Part of Strategy to Meet

Regional Energy Needs

BERLIN, Connecticut, October 25, 2006 — The Connecticut Light and Power Company (CL&P), part of the Northeast Utilities System (NYSE: NU), today announced that on October 12, 2006, it energized the new Bethel-to-Norwalk (B/N) 345-kilovolt (kV) electric transmission line.  This line will allow an additional 600 megawatts of electricity to be delivered to southwest Connecticut and the region.

Completion of this project is another significant step in NU’s strategic business plan that was announced in November 2005.  This plan focuses on improving regulated utility infrastructure to meet customers’ energy needs.  Construction of CL&P’s B/N transmission project began in spring 2005 and was completed ahead of schedule.  The NU team completed all underground and overhead construction in just 16 months.  The line spans some 21 miles to connect CL&P’s largest load center, southwest Connecticut, to the region’s existing 345-kV energy backbone.

“This new transmission line helps improve the reliability of the region’s power supply,” said Charles W. Shivery, NU chairman, president and chief executive officer.  “The project provides benefits to customers in the state of Connecticut and those in New England.  The new B/N transmission line is expected to save electric consumers about $100 million annually in federally mandated charges.”

One of the largest transmission projects recently completed in the country, the $350 million B/N project came in under budget by about $10 million and ahead of schedule by two months.  The B/N project uses state-of-the-art technology such as a gas-insulated system substation that reduced land space to meet site limitations.  The company is also leading the industry in its application of underground transmission by installing the longest length of 345-kV solid underground cable in the United States.

“Here in New England, the requirement for an improved and enhanced electric transmission system is especially urgent, and NU is building the right solution, at the right time,” Shivery said.  State regulators and lawmakers also recognize the critical need to reinforce the state’s electric infrastructure and aided CL&P in the timely review and successful siting of this major project.  “Our multi-state, multi-project build-out program represents approximately 55 percent of the total New England transmission upgrade and is one of the largest programs of its type in the U.S.,” Shivery said.

The B/N project is the first of four major initiatives in southwest Connecticut that will resolve long-standing reliability challenges and will make our regional transmission grid more secure and efficient.  In Connecticut, work is under way on the Middletown-to-Norwalk project, the Glenbrook Cables project and the Long Island Replacement Cable, which further extend the benefits of the 345-kV bulk power system into southwest Connecticut.  And, as NU companies provide energy for future needs, planning and construction are also under way on other projects across NU’s franchise area such as a new liquefied natural gas facility in Waterbury, the Northern Woods Power Plant in New Hampshire, as well as many distribution system upgrades in Connecticut, western Massachusetts and New Hampshire.

Bethel-to-Norwalk Project Facts

Length:	Approximately 21 miles

Line voltage:	345-kV – the standard already in place for 398 miles in Connecticut.

Towns along right of way:	Bethel, Norwalk, Redding and Wilton

Timetable:	- Regulatory review began July 2001
- Siting Council certified project July 2003
- Line construction began spring 2005
- In-service date – October 2006

Construction:	- Installed the longest length of 345-kV solid underground cable in the United States
- Employed state-of-the-art gas-insulated system (GIS) substation technology that reduced land space to meet site limitations
- Installed over 160 miles of conduit/pipe
- Erected over 1,200 tons of steel
- Poured more than 12,000 truckloads of concrete
- Handled more than 14,000 truckloads of soil/rock
- Completed over 60,000 wire terminations

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The Connecticut Light and Power Company (CL&P) has been part of everyday life in Connecticut for more than 100 years, providing safe and reliable electric service to homes, neighborhoods and businesses.  With more than 1.1 million customers in 149 cities and towns, CL&P is an active member in the communities it serves, offering programs in energy conservation, economic development and environmental education.  CL&P is part of the Northeast Utilities System (NYSE: NU).  For more information, please visit www.cl-p.com.